EXHIBIT 4.17

Antay Pacha S.A.

PURCHASE AND SALE CONTRACT OF COPPER MINERAL

It hereby certified that the private document - a purchase and sale contract is concluded and signed under the regulations of Civil Code. This document that could be officially recorded in a public instrument with the sole recognition of signatures and rubrics in accordance with the following clauses:

1.

PARTIES:

•

Planta Metalurgica Antay Pacha S.A., with Tax Identity Number 272228026, is domiciled in the Octavio Rubín de Celis Street, Industrial Park Zone, Uyuni City, Bolivia, president Mr. WANG YOURONG, with foreigner identity card No. 10275143 (hereinafter referred to as PARTY A).

•

Cooperative Minera Estrella del Sur Ltda., with Tax Identity Number 1010475026, was domiciled in the Rio Grande Community, Nor Lípez province, Potosí Department, legally represented by Crispín Flores Quispe with Identity Card N° 3509897 Or. and Fausto Grover Cayo Alí with Identity Card N° 1314803-1C Pt., in merit to the No. 685/2015 Power on February 29, 2016 that is granted before the No. 02Public Notary of judicial district of Uyuni-Bolivia by Dr. Héctor Barrios Fuertes (hereinafter referred to as PARTY B).

2.

RECORD:

Both parties reach an agreement about the commercialization of copper mineral based on the principle of good faith in accordance with the purchase and sale agreement of copper mineral signed on July 7, 2016.

3.

OBJECT:

The mineral is prospected and exploited by PARTY B, and will be commercialized in favor of PARTY A (ore purchase and sale).

Because PARTY A is still in the process of calibrating the technology, and PARTY A temporarily does not have sufficient storage facilities for minerals deposit, PARTY B can carry out the operation first, and PARTY B can transfer the minerals to the destination assigned by PARTY A as soon as PARTY A has sufficient storage facilities for its minerals deposit.

PARTY B commits to deliver copper mineral to the assigned destination of PARTY A commencing January 2017. Therefore, to evidence good faith, within three days of signing this contract, PARTY A will pay the sum of 20,000 Bolivians (twenty thousand Bolivians 00/100) in favor of PARTY B as a deposit and/ or anticipated payment. The above-mentioned deposit will form a part of the payment for the mineral purchase and sale when PARTY B sells the minerals to PARTY A.

Octavio Rubin de Celis Street,  Industrial ParkZone. Uyuni. Bolivia

Tel:(591)-2-2147-838            Fax:(591)-2-2124-131

Antay Pacha S.A.

When the marketing is launched, PARTY A is not required to pay PARTY B a deposit in advance.

4.

MINERAL CONDITIONS:

In main and general terms, the standard of specification of the mineral of SOLUBLE COPPER SULFURIC ACID (ASCu) provided by Party B shall be greater than 2.5% and the water content (moisture) shall be less than 10% (copper oxide) to PARTY A.

SOLUBLE COPPER SULFURIC ACID (ASCu) is the copper obtained from the oxidized minerals, which applies a solution of acid at normal temperature as the oxidized minerals are sensitive to the attack of acid solutions and leaching solutions obtained from copper sulphate (CUS04).

5.

CALCULATION OF MINERAL WEIGHT:

The weight calculation of mineral will be made by loadometer of PARTY A. The loadometer of PARTY A shall be verified by the competent authority of the State, in accordance with the current calculation rules.

6.

SAMPLE TAKING AND ANALYSIS REALIZATION:

After unloading in the yard of PARTY A, both parties (Party A and B) will take samples of at least 9 points of the mineral contained from each shipment. Each sample should not be less than 5 kilos.

After obtaining the samples, both parties will mix the samples and divide the samples into 3 equal parts: one portion for PARTY A for the purpose of performing an analysis as a payment support; another portion will be retained by PARTY B; and the remaining portion will be retained by PARTY A. In the event that PARTY B has any doubts about the analysis results of the mineral, PARTY B may send the retained sample from PARTY A to an independent qualifying laboratory for further testing and analysis, and for arbitration (if necessary) within one month. The result of the analysis obtained from PARTY A shall be deemed to be accepted after one month, and in this case, PARTY A will no longer be required to keep the retained sample for further testing.

The independent qualifying laboratory shall use the same analysis system that PARTY A performed. If the difference exceeds: ± 0.30%, PARTY A will adjust settlement according to the result of the arbitration and the cost will be borne by the PARTY A. If the result is contrary, the cost will be assumed by the PARTY B. The method of analysis is iodometry.

7.

PRICE:

PARTY A and PARTY B agree on the price of:

•

Unit price: 1080 x ASCu grade (USD/TON)

•

Total price of one load per trip = unit price x weight of the same trip (USD)

ASCu grade Calculation = ASCu weight/ Total weight of the sample (%)

The price of mineral includes all taxes and freight.

8.

PAYMENT FORM:

When the minerals reach their destination (PARTY A deposits), both parties will simultaneously take the samples. Once the sample result is recorded and the invoice is issued by PARTY B, PARTY A shall make the payment as established in Clause Seven within 3 calendar days. In the event that the bank delays the execution of transactions or there are other delays, the payment should not exceed 7 calendar days.

Octavio Rubin de Celis Street,  Industrial ParkZone. Uyuni. Bolivia

Tel:(591)-2-2147-838            Fax:(591)-2-2124-131

Antay Pacha S.A.

9.

RESPONSIBILITIES:

PARTY B undertakes to manage the exploitation and sale management of ore, and issues the corresponding invoice.

PARTY A has responsibility to contribute that PARTY B discounts or cancels the taxes, deductions and/ or withholdings that PARTY B must make under the current regulations for the mineral purchase and sale.

The extraordinary cost that is generated and attributable to PARTY B that is due to non-compliance, nonobservance or other reasons in the exploitation process or the mineral purchase and sale, as well as the losses that affect PARTY A will be assumed by the PARTY A.

10.

FREIGHT:

The transportation to the destination assigned by PARTY A and the mineral freight are the responsibility of PARTY B.

11.

MINERAL DELIVERY:

Prior to the minerals delivery, both parties are obliged to confirm the date of delivery by telephone with the person in charge.

In case of PARTY B delivers the minerals to PARTY A without prior notice, and the minerals are not qualified or there is not sufficient space for PARTY A to store the minerals, PARTY A reserves the right to accept or reject them. The freight shall be the responsibility of Party B.

12.    TERM AND EFFECTIVENESS:

This contract is valid at the moment of signature by the legal representatives of both parties, with the validity period of one (1) year, which is from November 19, 2016 to November 18, 2017, and may be renewed through negotiation.

Octavio Rubin de Celis Street,  Industrial ParkZone. Uyuni. Bolivia

Tel:(591)-2-2147-838            Fax:(591)-2-2124-131

Antay Pacha S.A.

13.

NON-COMPLIANCE:

In case of breach of one or more clauses by one or both parties or in the case of any situation that is not immersed in this contract, a verbal and written agreement must be reached.

14.

ACCEPTANCE:

We, Cooperative Minera Estrella del Sur Ltda., represented by Crispín Flores Quispe and Fausto Grover Cayo Ali on the one Party, and Planta Metalurgica Antay Pacha S.A., president by Mr. WANG YOURONG on the other Party, we declare our acceptance and compliance to any and every clauses of this contract that oblige us to its faithful and strict compliance on November 19, 2016 in Uyuni.

SIGNATURES

Planta Metalurgica Antay Pacha S.A.

By:	/s/ Wang Yourong
Wang Yourong President

Cooperative Minera Estrella del Sur Ltda.

By:	/s/ Crispín Flores Quispe
Crispín Flores Quispe Legal Representative

By:	/s/ Fausto Grover Cayo Alí
Fausto Grover Cayo Alí Legal Representative

Octavio Rubin de Celis Street,  Industrial ParkZone. Uyuni. Bolivia

Tel:(591)-2-2147-838            Fax:(591)-2-2124-131